UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

Amendment No. 1

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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□	Definitive information statement

HELMER DIRECTIONAL DRILLING CORP.

(Name of Registrant as Specified in Its Charter)

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HELMER DIRECTIONAL DRILLING CORP.

715 13th Street NE

Wenatchee, Washington 98802

DEFINITIVE INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

This Information Statement is furnished to the stockholders of Helmer Directional Drilling Corp., a Nevada corporation (“we” “us” “our” or the “Company”), in connection with action taken by our board of directors and the holders of a majority in interest of our voting capital stock. On March 14, 2013 (the “Closing Date”), Helmer Directional Drilling Corp. (the “Company”) entered into a share exchange agreement (the “Exchange Agreement”) by and among the Company, Excelsior Gold Corporation, a Utah corporation (“Excelsior”), and the shareholders of Excelsior, pursuant to which the Company purchased all of the outstanding common stock of Excelsior in exchange for 1,000.999 shares of our Series M preferred stock, par value $0.001 per share (the “Series M Preferred Stock”) which represents 74% of the Company’s issued and outstanding common stock on a fully diluted basis, immediately following the share exchange. (such transaction is sometimes referred to herein as the “Share Exchange”). Series M Preferred Stock is convertible into 302,000,000 shares of common stock, conditional upon the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares to 700,000,000. As a result of the Share Exchange, we are now the holding company of Excelsior and operating a company in development of mining interests by drilling and proving mineral reserves specifically in our first two properties located in Washington and Montana.

RECORD DATE, VOTE REQUIRED AND RELATED INFORMATION

If the Share Exchange was not adopted by majority written consent, it may have been required to be considered by our stockholders at a special stockholders’ meeting convened for the specific purpose of approving the Share Exchange. The elimination of the need for a special meeting of stockholders to approve the Share Exchange is made possible by Section 78.320 of Nevada Revised Statutes (the “NRS”), which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to the NRS, a majority in interest of our capital stock entitled to vote thereon is required in order to approve the Share Exchange . In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors determined that it was in the best interests of all of our shareholders that the Share Exchange be adopted by majority written consent and this Information Statement to be mailed to all stockholders as notice of the action taken.

The record date for purposes of determining the number of outstanding shares of our voting capital stock, and for determining stockholders entitled to vote, is the close of business on March 13, 2013 (the “Record Date”). As of the Record Date, we had outstanding:

(i)	105,692,627 shares of common stock;
(ii)	0 shares of Series A Preferred Stock.

The transfer agent for our common stock is Pacific Stock Transfer., Inc.

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NO MEETING OF STOCKHOLDERS REQUIRED

We are not soliciting any votes in connection with the Share Exchange . The persons that have consented to the Share Exchange hold a majority of the Company’s outstanding voting rights and, accordingly, such persons have sufficient voting rights to approve the Share Exchange .

SHARE EXCHANGE

On March 14, 2013, our board of directors and the holders of a majority in interest of our voting capital stock approved the Share Exchange .

As a result of the Share Exchange , the Company consummated the transactions contemplated by the Exchange Agreement pursuant to which the Registrant issued 1,000.999 shares of Series M Preferred Stock of the Registrant to former Excelsior shareholders, which represents 74% of the issued and outstanding shares of the Company on a fully diluted basis immediately following the closing of the Share Exchange and full conversion of the Series M Preferred Stock. Douglas McFarland, our CEO, has beneficial voting control over a majority of our outstanding shares and may, therefore, unilaterally determine the election of our Board of Directors and the direction of the Company.

As a condition to the Share Exchange, Georgette Wansor, the sole officer and director of the Company, as well as the Majority Shareholder, agreed to cancel 155,466,645 shares of our common stock, par value $0.001 (the “Cancelled Stock”).

The foregoing descriptions of the terms of the Exchange Agreement are qualified in its entirety by reference to the provisions of the Exchange Agreement filed as Exhibit 2.1 to Form 8-K on March 20, 2013, which is incorporated by reference herein.

Immediately following the Closing, the Company intends to change its name to Excelsior Gold & Metals, Inc. to better reflect the nature of its business. On January 7, 2013 we filed a preliminary 14C Information Statement to change our name and increase our number of authorized shares of common stock to 700,000,000. We expect to file the Definitive 14C and complete the corporate actions now that the Share Exchange has closed.

Prior to the consummation of the Share Exchange, our Board of Directors was comprised of one director, Ms. Wansor. Effective at the closing of the Share Exchange, Ms. Wansor resigned from her position as Chairman and appointed Mr. Douglas McFarland to serve as Chairman of our Board and W. Glen Zinn and Paul Donaldson to serve as members of the Board effective 10 days following the mailing of Schedule 14(f) to our shareholders. Ms. Wansor tendered her resignation as a director to be effective 10 days following the mailing of Schedule 14(f).

A summary of the aforementioned officers and directors background and experience is as follows:

Douglas McFarland, 69, Chief Executive Officer and Chairman. Mr. McFarland is a registered Geologist, certified Engineering Geologist, and Licensed Hydrologist with the State of Washington. He is also a member of the American Institute of Professional Geologists, Society of Exploration Geophysicists, and Association of Engineering Geologists. Since 2009, he has been a consulting geologist with various mining clients (including the Company) in respect of projects located in the Philippines, Mexico, and the U.S.. From 2007 to 2009, he was employed as a consulting geologist with North American Oil & Minerals, Inc., a Canadian mining exploration company, in respect of mining properties located in Colorado. In 2007, he was a contract geophysicist for Williamson Associates, Inc. where he performed a complex resistivity survey to locate shallow marine illmenite deposits in the Indian Ocean near Richard’s Bay, South Africa. Prior to his association with Williamson Associates, he has provided a variety of geological and geophysical consulting services for a number of clients, and has served as an executive officer of various small mining companies. Mr. McFarland holds a B.A. and a B.S. in Geology from Eastern Washington State College, where he undertook graduate studies in geophysics and geochemistry prior to studying economic at Colorado School of Mines.

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W. Glen Zinn, 72, President, Chief Financial Officer, Chief Operating Officer, and Director. Mr. Zinn has 45 years of senior executive for mining and minerals exploration companies around the world. Since 2010, Mr. Zinn has been an independent management and operation consultant for various U.S. natural resource companies. From 2004 to 2010, he was Chairman, CEO, and President of Bell Copper Corporation, an international copper exploration development and production company. From 1986 to 1993, he was an executive with Hecla Mining Company, serving as the Vice President of Corporate Development & Exploration from 1990-1993. In 1980, Mr. Zinn was appointed by Secretary of the Interior William Clark to the National Strategic Materials and Minerals Program Advisory Committee to provide advice in respect of mineral needs and resources for purposes of national security. From 1971 to 1986, he worked as Chief Geophysicist and served in management positions with the minerals division of Union Oil. He also worked as Chief Geophysicist and served in various management positions with Molycorp when it was acquired by Union Oil. Mr. Zinn holds a Bachelor of Science degree in Geological Engineering with a minor in Geophysics from the Michigan College of Mining & Technology. From 1966-1971, he worked for the Anaconda Company as an Exploration and District Geophysicist. Mr. Zinn also holds various postgraduate certificates from MIT, Stanford, and Northwestern.

Paul Donaldson, 68, Chief Technical Officer and Director. Dr. Donaldson is currently Professor Emeritus of Geophysics at Boise State University where, during a 30 year tenure, he served 9 years as Chairman of the Department of Geosciences and 3 years as Director of the research Center for Geophysical Investigation of the Shallow Subsurface. His primary teaching duties included courses in theoretical and applied geophysics and economic geology. Prior to his academic/research career he worked for the U.S Geological Survey and in the private sector for various mineral and energy resource companies including Amoco Production Company, Kennecott Exploration Inc. and Earth Resources Inc. Overlapping his academic career he has completed more than 50 proprietary commissioned geological and geophysical reports for private sector mineral and energy resource companies large and small. Dr. Donaldson holds a PhD in geophysics with a minor emphasis in economic geology from the Colorado School of Mines. His pre-doctoral studies were completed at Stanford University and the University of Utah. He is a member of the Society of Exploration Geophysicists and a Registered Professional Geologist/Geophysicist in the state of Idaho.

As a result of the Share Exchange, we will develop our mining interests by drilling and proving mineral reserves in our first two properties, the Great Excelsior Mine (“Excelsior Mine”), which interests consist of 60 lode mining claims (also sometimes referred to as the “Excelsior Claims”) in Northeast Washington, and the Liver Peak Property (“Liver Peak”), which comprises 30 unpatented federal mining claims covering 620 acres in the Lolo National Forest in Sanders County, Montana, about 8 kilometers northeast of the town of Thompson Falls. (also sometimes referred to as the “Liver Peak Claims”), (collectively, the “Assets”), 1,000.999 shares of Series M Preferred Stock of the Company to former Excelsior shareholders, which represents 74% of the issued and outstanding shares of the Company on a fully diluted basis. The foregoing actions have been ratified by the written consent of the holders of a majority in interest of our voting capital stock, consisting of our outstanding common stock, as well as our board of directors, by written consent on March 14, 2013. We anticipate that a copy of this Definitive Information Statement will be mailed to our shareholders as of the date hereof.

The Excelsior Claims are owned by Excelsior Gold Corporation, a Utah Corporation that is controlled by Doug McFarland our Chief Executive Officer, Chairman of the Board, and controlling shareholder of the Company.

Our board of directors believes that the Share Exchange is advisable and in the best interests of the Company and its stockholders for the following reasons:

•	The consideration paid in exchange for the value of the assets of Excelsior acquired, in the opinion of the Board of Directors represents considerable value to the Company and its shareholders;
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•	The strategic alternative to the Share Exchange, including the additional options available to raise capital to further develop the acquired assets through private placements and public securities offerings;
•	the Board of Directors’ belief that no other alternative reasonably available to the Company and its stockholders would provide greater value and certainty to stockholders within the foreseeable future;
•	the likelihood that the proposed Share Exchange would be completed, including the limited number and nature of the conditions to complete the Share Exchange;

As previously noted, immediately following the completion of the Share Exchange, Douglas McFarland, was appointed Chief Executive Officer, and Chairman of the Board.

CONDITIONS OF CLOSING

Pursuant to the terms of the Share Exchange the following conditions of closing must be met or waived or the Share Exchange will not be consummated:

•	Amendment of the Articles of Incorporation of the Company to increase the number of authorized shares to 700,000,000;
•	155,466,645 shares of Georgette Wansor, the sole officer and director of the Company, as well as the Majority Shareholder, then outstanding must be cancelled and retired

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QUESTIONS AND ANSWERS

ABOUT THE SHARE EXCHANGE

Why am I receiving this Information Statement?

This Information Statement describes the transactions relating to the approval of the Share Exchange by holders of a majority of the outstanding voting shares of the Company. Our Board of Directors is providing this Information Statement to you pursuant to Section 14(c) of Exchange Act solely to inform you of, and provide you with information about the Share Exchange .

Who is entitled to receive this Information Statement?

Shareholders of record as of the close of business on March 13, 2013 are entitled to receive this Information Statement, which describes the actions that have been approved by the written consent of the holders of a majority of the outstanding voting shares of the Company.

Am I being asked to vote on the Share Exchange?

No, we are not asking you to vote for approval of the Share Exchange or to provide your written consent, because your vote or written consent is not required for approval. The Share Exchange has already been approved by the written consent of the holders of a majority of the outstanding voting shares of the Company.

Will there be a special meeting of shareholders to consider and approve the Share Exchange?

No. We will not hold a special meeting of shareholders to consider and approve the Share Exchange .

How was the consideration for the Share Exchange determined?

The consideration for the Share Exchange was determined in arm's length negotiations between the Company and disinterested directors of Excelsior. Following extensive negotiations between the parties, the Company purchased all of the outstanding common stock of Excelsior in exchange for 1,000.999 shares of Series M preferred stock, which represents 74% of the Company’s issued and outstanding common stock on a fully diluted basis, immediately following the share exchange. The Series M Preferred Stock is convertible into 302,000,000 shares of common stock, conditional upon the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares to 700,000,000.

Where can I find more information about Excelsior?

Please see the summary information provided below in the Section entitled Information About Excelsior, as well as our website at http://www.excelsiorgoldcorp.com. Aditionally, please see the disclosure of the Company on Form 8-K, filed on March 20, 2013 with the Securities and Exchange Commission’s (“SEC”) Edgar system at http://www.sec.gov.

Is the closing of the Share Exchange subject to the satisfaction of any conditions?

Yes. Before the Share Exchange may be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this Information Statement in the section above entitled The Share Exchange - Closing Conditions. If these conditions are not satisfied or waived, then the Share Exchange will not be consummated even though it has been approved by the Board and by written consent of the holders of a majority of the outstanding voting shares of the Company.

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When do you expect the Share Exchange to be consummated?

We intend to close the Share Exchange on the third business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine, but not earlier than twenty days after the date this Information Statement and notice are first mailed to the shareholders.

Will the Company begin mining, exploration, and development activities after the Share Exchange?

Yes. As a result of the Share Exchange, we are now the holding company of Excelsior and operating a company in development of mining interests by drilling and proving mineral reserves specifically in our first two properties, the Great Excelsior Mine in Washington and the Liver Peak Property in Montana.

What should I do now?

No action by you is required.

Who can help answer my questions?

If you would like additional copies, without charge, of this Information Statement, or if you have questions about the Share Exchange , then you should contact us as follows:

HELMER DIRECTIONAL DRILLING CORP.

715 13th Street NE

Wenatchee, Washington 98802

509-884-2218

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INFORMATION ABOUT EXCELSIOR

BUSINESS

Business Overview

Excelsior’s objective as a small mining company is to consolidate mining interests, claims, mineral rights, and operations within one company and to develop these mining interests by drilling and proving mineral reserves specifically in its first two properties located in Washington and Montana.

Corporate History and Background

Excelsior is a Utah Limited liability Company, and from inception until the closing of the Share Exchange, Excelsior solely existed as a vehicle to pursue acquisition of and development of the Excelsior and Liver Peak Claims.

The Mining Industry

The mining industry is highly fragmented, as there are many gold and silver prospectors and producers, both small and large, in every market and region throughout the world. As these metals are well established commodities with well established markets, we believe that a production-stage mine will undoubtedly have a ready market for extracted minerals. Nevertheless, the global economic downturn has weakened the mining sector, which is expected to witness greater consolidation and reliance on non-traditional sources of financing to develop mining properties. In addition, we expect that the industry will also likely see a greater degree of vertical integration of mineral extraction and distribution firms.

Business Strategy

Excelsior’s principal property is a deposit located in Northeast Washington where it holds 60 lode mining claims in respect of the Great Excelsior Mine located in Whatcom County in the Mount Baker quadrangle in western Washington State.

The explored portion of the deposit is located on a large down-dropped landslide block. There are 105 core and reverse circulation holes delineating the  identified reserves. The Great Excelsior Mine was a former gold and silver producer which was forced to close in 1918 due to falling metal prices and a shortage of supplies. This mining property has been explored by numerous mining companies over the years, including ASARCO, Silver Standard, Ltd., Quintana Resources, Inc., US Borax, Steelhead Resources, Inc, FMC Gold Corp., Stanford Metals, Ltd, and Arizuma Silver, Inc. Although a NI 43-101 compliant report has not been produced in respect of the mining claims Excelsior holds, it is estimated that 493,000 ounces of potential gold-equivalent drill indicated resources are available to be mined, and an additional 500,000 ounces of potential gold-equivalent non-drill indicated resources are also available. The term “gold-equivalent” means that the precious metal content contained in these claims (whether of silver, gold, or other minerals) is estimated to be equivalent in value to gold in these respective drill and non-drill indicated resources. Below are two 3-dimensional maps showing a cross section of drill holes, and the contours of the project and probable deposit locations thereunder.

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Reserve Calculations for the Excelsior Deposit

The minerals underlying the Excelsior Claim consist of a disseminated sediment-hosted submarine epithermal volcanogenic silver and gold deposit, striking N300E which is open to the southwest (along strike) and to the west. American Mine Services, Inc. (1987) with the following reserve calculations:

Tonnage	Cutoff Grade	Au opt	Ag oz/T	Aueq opt

Probable		(EMC, 2004)		(60:1)
4,814,004	0.04	0.036	2.406	0.076

Possible				(60:1)
3,006,366	0.03	0.029	1.219	0.049

Probable		(Quinlan, James, 1989)		(60:1)
4,242,844	0.035	0.036	2.3	0.068

Probable		(Buchholz, Donald, 2004)		(60:1)
2,000,823	0.04	0.036	2.46	0.076

Probable		(Graham, Richard, 2004)		(60:1)
3,700,000	0.03	0.031	2.32	0.07

Probable High Grade		(Tschauder, Richard, 1999)		Aueq opt
				(60:1)
300,000		0.207	20.1	0.536

Probable High Grade		(McGregor & Robertson, 1989)		Aueq opt
				(60:1)
550,000		0.13	12.5	0.338

Mark Hawksworth of FMC Gold Corporation (1989) estimated the untested exploration potential of the Excelsior Claims to be +500,000 equivalent ounces of gold. This conclusion was based upon the evaluation of six areas (not included in the above table) within and adjacent to the claim group. Estimated tonnage for calculated and untested reserves is believed to be 7.1 million tons of 0.08 Aueq.

In October of 1999, Rick Tschauder reviewed the Excelsior Claims’ geologic and assay data for Atlas Mining Company and did a sensitivity study to determine mining feasibility at the then- current gold and silver prices (Au $280/oz, Ag $5.35/oz). He concluded that there appeared to be sufficient ore for four (4) years production at 250 tpd the mine would produce 75,000 tons per year over a four (4) year period. The total estimated high grade reserves are 300,000 tons. Approximately 95 percent of the high grade (>0.1 opt Aqeq) mineralization is located within or immediately adjacent to the felsic volcanic rocks (Franklin, 1985).

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Using the Rockware 2004 program and an “easterly weighted” inverse distance squared algorithm, Doug McFarland, Chief Executive Officer of Excelsior, recalculated the tonnage and grade of high-grade ore body and obtained 279,652 tons of 0.338 opt Aueq and 353,043 tons using a cut off of 0.18 opt Aueq. Mr. McFarland believes that this zone can be profitably mined by a small 250 tpd operation at current prices. Mr. McFarland further believe that the area bounded by 10,700 E to 11,300E and 9400N to 9900N can be profitably mined at 195,000 tpd using open pit methods.

If Excelsior is able to commence production in respect of the Great Excelsior Claims, it would likely not construct milling facilities but would instead transport extracted material to a nearby mill operated by other larger gold and silver producers. Extensive metallurgical testing had been done on the ore by Hazen Research, Inc. of Golden, Colorado. Recovery of 96.8 percent of the silver and 95.6 percent of the gold could also, in our opinion, be accomplished by flotation accompanied by a nitric acid leach of the concentrates and CIL recovery.

Excelsior also has rights in respect of a second property located in Montana known as the Liver Peak property which comprises 30 unpatented federal mining claims covering 620 acres in the Lolo National Forest in Sanders County, Montana, about 8 kilometers northeast of the town of Thompson Falls.

The Liver Peak claims are centered on an elliptical area measuring 2.7 kilometers by 2.1 kilometers of strong hydrothermal alteration and quartz veining. General Moly Inc. maintains about 890 acres of unpatented mining claims contiguous with the Liver Peak property on southeastern fringes of the altered area. It is Excelsior’s belief that Liver Peak is rich in molybdenum reserves, and would expect to only incur an extraction cost of 5-10% per ton.

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Historic drilling on the Liver Peak property between 1967 and 1981 by Bear Creek Mining, Asarco, and Noranda, totaled 10 holes for 6600 meters drilled. This drilling intersected three significant zones of molybdenum mineralization grading over 0.1% MoS2 accompanied by elevated tungsten and silver over an area extending at least 600 meters by 300 meters and extending to depths of nearly 1400 meters. The system is substantially untested at depth.

Molybdenum mineralization has been found in three subsurface regions, termed the Upper Zone, the North Zone, and the Lower Zone, all of which are probably genetically linked to a deep mass of quartz-eye porphyry intersected in the last deep hole drilled on the property in 1979. Falling molybdenum prices in 1982 led Noranda to abandon the project and drop their claims. No significant work to determine the extent of the quartz-eye porphyry and related molybdenum-tungstensilver mineralization has been done since that time.

In the last deep exploration drilling conducted on the property in 1979, drill hole LP-4 (total depth 1460 meters) intersected 687 meters of a felsic intrusive complex including a distinctive quartz-eye porphyry that carried significant molybdenite in stockwork quartz veinlets associated with secondary K-feldsparand silica alteration. Significant molybdenum mineralization was found in ashallow zone between 268 meters and 564 meters grading 0.118% MoS2 hosted by Precambrian Belt Series sedimentary rocks, and a lower zone between 1198 metersand 1387 meters grading 0.126% MoS2 hosted by stockwork quartz veinlets in quartz-eye porphyry immediately overlying a silica-altered microgranite. The hole was terminated at a depth of 1460 meters in microgranite carrying increasing amounts of secondary K-feldspar and secondary biotite. A previous drill hole LP-2, located 250 meters northwest of LP-4, encountered 216 meters grading 0.10% MoS2 between depths of 70 meters and 320 meters and a lower zone between depths of 637 meters and 853 meters (TD) grading 0.10% MoS2 though it wasn't drilled deep enough to encounter the quartz-eye porphyry.

Rising molybdenum prices beginning in 2004 led Idaho General Mines (General Moly) to restake the district. For unknown reasons in 2006, Idaho General Mines dropped the claims in the core of the district, and they were subsequently relocated by several affiliates of West Coast Resource Associates, the principals of which are Doug McFarland, the Chief Executive Officer, Chairman of the Board, and controlling shareholder of the Company, and Paul Donaldson, a director of the Company, following the Share Exchange . In early 2012, West Coast Resource Associates, LLC. consolidated its holdings by restaking the key ground in the district, directly over the known molybdenum mineralization and the underlying quartz-eye porphyry.

Property Interests and Mining Claims in General

Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. Furthermore, as these interests are derived from mining claims in foreign jurisdictions, the risk of a defective claim or other problems with ownership and development of the claim (including but not limited to the right of eminent domain) is compounded further. If the validity of a patented mining claim or mineral interest is challenged by an applicable governmental body on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised at any stage of development or at the commencement of production, or simply when the government seeks to include the land in an area to be dedicated to another use.

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Reserve Estimates

Excelsior’s reserve and resource figures are estimates, and we cannot assure you that the indicated level of recovery will be realized or that it will have the resources to do so. Because mining development is inherently capital intensive, we would expect that the Company would partner with a larger mining company or other strategic source of capital and knowledge in respect of any significant development or operational activity. Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could materially reduce our reserves. Should such reductions occur, discontinuation of exploration and development (including the production of a NI 43-101 compliant report) could be discontinued. There are numerous uncertainties inherent in estimating quantities of proven and probable gold reserves. The estimates in this document are based on various assumptions relating to gold prices during the expected life of production and the results of additional planned development work, either by Excelsior directly or in partnership with a larger mining company or other third party with more sufficient capitalization. Actual future production rates, sales prices, and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures and recovery rates may vary substantially from those assumed in any estimates we have given. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in a material downward or upward revision of current estimates.

The Gold Market

Gold has increased in value from $400 per Troy ounce in early 2005 to over $1,600 at the end of 2012. The price of gold has been on a relatively steady increase over the long term, with some disruption in this trend during 2008 and 2012. Deleveraging in 2008, which caused many financial institutions to sell hard assets, drove the price decline from a high of approximately $1,000 in late 2007 to a low of approximately $700 in mid 2008. In 2010, gold outperformed most other asset classes, with the spot price appreciating more than 27% during the year, but further appreciated by more than 10% in 2011 before receding slightly during 2012. Since one of the most widespread uses of gold is as a store of value, interest in owning the metal has increased significantly since the lows of 2008. The large fiscal stimulus of the US, Europe and China, combined with economic instability, has heightened the concern for future inflation, driving additional interest in owning gold. Gold is a currency without a country, and as such is preferred when confidence falls in any one of the major currencies, or when international tensions build.

Physical demand for gold has outpaced the discovery of new deposits and the introduction of new supply from developing deposits in the past decade. The supply and production shortfall has been partly offset by central banks selling and the recycling of scrap gold. In the wake of the financial crisis of 2008, central banks have reversed course, holding and purchasing gold. China and India have both reported increases in their gold reserves year over year.

We believe that concerns over future US inflation may be valid, regardless of the actual magnitude of inflation in the future. The balance sheet of the U.S. Federal Reserve grew from zero in 1913 to approximately $500 billion in 1997, over an 84 year time period. A second $500 billion was added to the Fed’s balance sheet from 1997 through September 2008. An additional $1,000 billion was added in September and October of 2008 in an attempt to stave off a further deterioration in the U.S. economy and provide additional liquidity necessary for a sustainable economic recovery. Since 2009, the present administration has generated record deficits in an effort to stimulate the U.S. economy. Although such actions may have been necessary from a macroeconomic perspective, we believe this has contributed to appreciable demand for gold by investors as a hedge against inflation of the U.S. Dollar. We further believe that, rather than a temporary aberration which often occurs in commodity pricing, U.S. monetary policy has contributed to systemic long-term upward pressure in the price of gold.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of the Company’s common stock beneficially owned (unless otherwise indicated) as of the Share Exchange (and assuming the cancellation of the shares of Ms. Wansor as more fully described in this Report), by (1) any person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, (2) each director/director nominee of the Company, (3) each named executive officer, and (4) all directors/director nominees and executive officers as a group.

The number of shares beneficially owned by each entity, person, director/director nominee, or executive officer is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of the date of the Share Exchange, or within 60 days after the Share Exchange, through the exercise of any stock option or other right. Unless otherwise indicated, to our knowledge each individual has sole investment and voting power, or shares such powers with his spouse, with respect to the shares set forth in the table.

Name	Sole Voting and Investment Power	Other Beneficial Ownership	Total	Percent of Class Outstanding
Douglas McFarland(1)	301,699	301,698,301	302,000,000	74.08%
W. Glen Zinn (2)	—	—	—	—
Paul Donaldson(3)	0	152,333,055	152,333,055	37.36%
All directors/director nominees and executive officers as a group (3 persons)	301,699	301,698,301	302,000,000	74.08%

* Indicates ownership of less than one percent (1%).

(1)     Chief Executive Officer and controlling shareholder of the Company. Includes 1,000.999 shares of Series M Preferred Stock (“Series M Shares”), one (1) of which is held directly by Mr. McFarland and 495 of which are held directly by Alto Cascade Resources, LLC., a limited liability company controlled by Mr. McFarland. The remaining 505 Series M Shares are held directly by West Coast Resource Associates, LLC, a limited liability company in which Mr. McFarland serves as a manager and principal owner. The number of shares of common stock beneficially shown in the table above assumes that the Series M shares have been converted to common stock at a conversion rate of 301,999 to 1.

(2)     President, Chief Financial Officer, Chief Operating Officer, and Director of the Company.

(3)     Chief Technical Officer and Director of the Company. Includes 505 Series M Shares which are held directly by West Coast Resource Associates, LLC., a limited liability company jointly controlled by Mr. Donaldson and Douglas McFarland, the Chief Executive Officer and a Director of the Company. The number of shares of common stock beneficially shown in the table above assumes that the Series M shares have been converted to common stock at a conversion rate of 301,999 to 1.

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NO DISSENTER’S RIGHTS

Under the NRS, stockholders are not entitled to dissenter’s rights of appraisal with respect to the Share Exchange .

PROPOSALS BY SECURITY HOLDERS

No security holder has requested us to include any additional proposals in this Information Statement.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer, director or director nominee has any substantial interest in the matters acted upon by our Board and shareholders, other than his role as an officer, director or director nominee. No director has informed us that he intends to oppose the Share Exchange .

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless we received contrary instructions from one or more of the security holders. We shall deliver promptly, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. A security holder can notify us that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to us at 715 13th Street NE, Wenatchee, Washington 98802, or by calling us at (509) 884-2218. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements and proxy statements, if any, and annual reports of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Douglas McFarland

Douglas McFarland

Chief Executive Officer

May 6, 2013

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